Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED ARTICLES OF INCORPORATION
OF
DOLPHIN DIGITAL MEDIA, INC.

Pursuant to the provisions of Sections 607.0123 and 607.1006 of the Florida Business Corporation Act (the “FBCA”), this Florida Corporation will adopt the following amendment (the “Articles of Amendment”) to its articles of incorporation, as amended (the “Articles of Incorporation”) on May 10, 2016:

1.	The name of the corporation is Dolphin Digital Media, Inc. (the “Company”).

2.	These Articles of Amendment were adopted by the board of directors of the Company (the “Board”) on February 22, 2016.

3.
These Articles of Amendment were proposed by the Board of Directors and submitted to and approved by the Corporation’s shareholders on March 10, 2016.  The number of votes cast for the Articles of Amendment by the shareholders of the Corporation was sufficient for approval.

4.	Article III of the Articles of Incorporation is hereby amended by adding the following paragraph at the end of Section A thereof:

“On the close of business on May 10, 2016 (the “Effective Date”), each twenty (20) shares of Common Stock issued and outstanding or held by the Corporation in treasury stock immediately prior to the Effective Date shall, automatically and without any action on the part of the respective holders thereof or the Company, be combined and converted into one (1) share of Common Stock, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”).  No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split.  Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next whole number, such that, in lieu of fractional shares, each shareholder who would have otherwise been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive a whole share of Common Stock in respect thereof.”

IN WITNESS WHEREOF, these Articles of Amendment to the Articles of Incorporation of Dolphin Digital Media, Inc. have been executed by a duly authorized officer of this Company on May 9, 2016, and will become effective on May 10, 2016.

By:	/s/ Mirta Negrini
Name:	Mirta Negrini
Title:	Chief Financial Officer